EXHIBIT 23.2

CONSENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

SSP Solutions, Inc.

We consent to the incorporation by reference in the joint proxy statement/prospectus included as part of the registration statement on Form S-4 of our report dated March 19, 2004, except for the last two paragraphs of Note 20 as to which the date is March 22, 2004, relating to the consolidated balance sheets of SSP Solutions, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of SSP Solutions, Inc.

We hereby consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ HASKELL & WHITE LLP

Irvine, California

May 14, 2004